Interim Consolidated Financial Statements

September 30, 2007

(Unaudited)

GENOIL INC.

Index to Interim Consolidated Financial Statements

Three and nine months ended September 30, 2007

Page
FINANCIAL STATEMENTS
Interim Consolidated Balance Sheets	1
Interim Consolidated Statements of Loss and Deficit	2
Interim Consolidated Statements of Cash Flows	3
Notes to Interim Consolidated Financial Statements	4 - 10

Responsibility for Financial Statements

The interim consolidated financial statements of Genoil Inc. have been prepared by and are the responsibility of the Company's management. They include the selection of appropriate accounting principles, judgments and estimates necessary to comply with Canadian generally accepted accounting principles.

The auditors of Genoil Inc. have not performed a review of these unaudited interim consolidated financial statements.

	Interim Consolidated Balance Sheets
	September 30, 2007 and December 31, 2006
		(Unaudited)

	C$	C$
	September	December
	(Unaudited)	(Audited)
	2007	2006

ASSETS
CURRENT
Cash and cash equivalents	$ 826,722	$ 1,434,671
Receivables	23,106	15,556
Prepaid expenses and deposits	181,032	89,279

	1,030,860	1,539,506
PROPERTY, PLANT AND EQUIPMENT	2,008,057	2,193,738
INTANGIBLE ASSETS	2,389,092	2,755,553

	$ 5,428,009	$ 6,488,797

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 571,793	$ 661,409
Convertible Notes - current portion (Note 4)	1,089,942	970,735

	1,661,735	1,632,144
CONVERTIBLE NOTES (Note 4)	2,293,807	2,157,505

	3,955,542	3,789,649

SHAREHOLDERS' EQUITY
Share capital (Note 5)	38,163,229	34,809,229
Contributed surplus (Note 8)	15,243,306	11,669,412
Accumulated deficit	(51,934,068)	(43,779,493)

	1,472,467	2,699,148

	$ 5,428,009	$ 6,488,797

SUBSEQUENT EVENTS (Note 9)
GOING CONCERN (Note 2)

APPROVED BY THE BOARD

/signed/ D.K. Lifschultz__ D.K. Lifschultz - Director

 /signed/ B. Korney _____B. Korney - Director

See notes to consolidated financial statements

				GENOIL INC.
	Interim Consolidated Statements of Loss and Deficit
		Three and nine months ended September 30
				(Unaudited)

	C$	C$	C$	C$
	Quarter 3	Quarter 3	Year to date	Year to date
	2007	2006	2007	2006

EXPENSES
Administrative expenses	$ 1,052,317	$ 915,747	$ 3,540,622	$ 3,498,145
Stock-based compensation	468,433	1,683,039	3,253,270	2,995,147
Amortization	130,349	153,851	387,626	438,640
Accretion (Note 4)	62,582	-	294,845	27,305
Development expenses	261,982	74,891	331,379	275,595
Interest	39,121	29,934	233,251	261,308
Foreign exchange loss	7,676	-	16,028	-

LOSS FROM
OPERATIONS	2,022,460	2,857,462	8,057,021	7,496,140

INTEREST INCOME	12,936	1,377	22,969	2,176

LOSS BEFORE OTHER
EXPENSES	(2,009,524)	(2,856,085)	(8,034,052)	(7,493,964)

OTHER EXPENSES
Accounts payable written off	-	-	(128,498)	-
Impairment of assets	-	-	249,024	-
Royalty settlement	-	4,230,000	-	4,230,000

	-	4,230,000	120,526	4,230,000

NET LOSS	(2,009,524)	(7,086,085)	(8,154,578)	(11,723,964)

DEFICIT - BEGINNING OF PERIOD	(49,924,544)	(34,511,325)	(43,779,490)	(29,873,446)

DEFICIT - END OF PERIOD	$ (51,934,068)	$ (41,597,410)	$ (51,934,068)	$ (41,597,410)

See notes to consolidated financial statements

				GENOIL INC.
	Interim Consolidated Statements of Cash Flows
		Three and nine months ended September 30
				(Unaudited)

	C$	C$	C$	C$
	Quarter 3	Quarter 3	Year to date	Year to date
	2007	2006	2007	2006

OPERATING ACTIVITIES
Net loss	$ (2,009,524)	$ (7,086,085)	$ (8,154,578)	$ (11,723,964)
Items not affecting cash:
Amortization	130,349	153,851	387,626	438,640
Royalty settlement	-	4,230,000	-	4,230,000
Foreign exchange translation	-	20,822	-	-
Non-cash expenses	-	-	-	161,410
Accrued interest	32,893	-	214,205	-
Impairment of assets	-	-	249,024	-
Directors fees non cash	-	-	223,000	-
Accretion convertible notes	62,582	(16,272)	294,844	284,725
Stock-based compensation	468,434	1,683,039	3,253,270	3,498,116

	(1,315,266)	(1,014,645)	(3,532,609)	(3,111,073)

Changes in non-cash working capital:
Accounts receivable	4,329	(13,005)	(7,550)	48,900
Accounts payable	20,157	(721,113)	48,337	(1,064,600)
Prepaid expenses	(131,809)	(71,081)	(91,753)	(71,081)

	(107,323)	(805,199)	(50,966)	(1,086,781)

Used by operating activities	(1,422,589)	(1,819,844)	(3,583,575)	(4,197,854)

INVESTING ACTIVITY
Purchase of equipment	(15,899)	(1,455)	(84,508)	(9,952)

Used by investing activity	(15,899)	(1,455)	(84,508)	(9,952)

FINANCING ACTIVITIES
Advances related parties	(388,672)	424,685	-	785,905
Share issue expense	(151,832)	(17,362)	(151,832)	(17,362)
Options and warrants exercised	35,833	40,000	386,500	1,711,544
Shares issued	846,446	3,947,767	2,825,466	3,947,767

From financing activities	341,775	4,395,090	3,060,134	6,427,854

INCREASE (DECREASE) IN
CASH FLOW	(1,096,713)	2,573,791	(607,949)	2,220,048

Cash - beginning of period	1,923,435	101,892	1,434,671	455,633

CASH - END OF PERIOD	$ 826,722	$ 2,675,683	$ 826,722	$ 2,675,681

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ (6,228)	$ -	$ (19,046)	$ -

Income taxes paid	$ -	$ -	$ -	$ -

See notes to consolidated financial statements 3

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and nine months ended September 30

(Unaudited)

1.	INTERIM FINANCIAL STATEMENTS

These interim financial statements follow the same accounting policies and methods in their application as the most recent annual consolidated financial statements.

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the applicable Canadian Securities Commissions and Regulatory Authorities. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation of the information therein. These statements should be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2006 and 2005.

Results of operations for the interim periods are not indicative of annual results.

2.	NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future. As at September 30, 2007, the Company had incurred accumulated losses of $51,934,068 (Dec 31, 2006 - $43,779,493) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and nine months ended September 30

(Unaudited)

3.	RELATED PARTY TRANSACTIONS

During the period, a short term advance with a Director and Officer of the company was repaid in the amount of $388,672.

Also see notes 4 and 7.

4.	CONVERTIBLE NOTES

	Series A	Series B	Series C	Series D	Total

Gross amount received	$ 5,638,220	$ 750,000	$ 750,000	$ 968,825	$ 8,107,045
Warrants and conversion option	(3,822,864)	(25,819)	(26,738)	(51,036)	(3,926,457)

Fair value of repayment obligation	$ 1,815,356	$ 724,181	$ 723,262	$ 917,789	$ 4,180,588

2005
Beginning balance	1,815,356	-	-	-	1,815,356
New issuances	-	724,181	723,262	-	1,447,443
Accretion	217,843	10,954	-	-	228,797

Ending balance	$ 2,033,199	$ 735,135	$ 723,262	$ -	$ 3,491,596

2006
New issuances	-	-	-	917,789	917,789
Accretion	420,622	14,865	26,738	25,173	487,398
Interest accrued	-	-	-	27,773	27,773
Conversions	(296,316)	(750,000)	(750,000)	-	(1,796,316)

Ending balance	$ 2,157,505	$ -	$ -	$ 970,735	$ 3,128,240

2007
New issuances	-	-	-	-	-
Accretion	268,981	-	-	25,863	294,844
Interest accrued	-	-	-	93,344	93,344
Conversions	(132,679)	-	-	-	(132,679)

Ending balance	$ 2,293,807	$ -	$ -	$ 1,089,942	$ 3,383,749

(continues)

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and nine months ended September 30

(Unaudited)

4.	CONVERTIBLE NOTES (continued)

Series A

On December 23, 2004, the Company issued $5,638,220 non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The noteholders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the notes may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible notes may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk- free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

Series B

On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus.

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

(continues)

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and nine months ended September 30

(Unaudited)

4.	CONVERTIBLE NOTES (continued)

Series C

On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The noteholder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

Series D

On October 6, 2006, the Company issued $968,825 convertible notes to entities controlled by a director and officer of the Company in settlement of debt owed them. These convertible notes are due on April 6, 2007 and have an interest rate of 12% per annum. The noteholders also received 322,941 warrants entitling them to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the notes may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible notes may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk-free rate of 4.37%; and expected life of 0.5 years.

On April 6, 2007, the term of 78% the notes and attached warrants were extended by 6 months with the same conditions. These notes have an original face value of $760,785, accrued interest of $95,109 and have 253,595 warrants attached. This extension was considered a renegotiation of the debt and the fair market value of the warrant extension was expensed as interest paid. On October 6, 2007 the terms on these notes were again extended by 6 months and the fair market value of the warrant extension of $7,456 will be expensed to interest paid.

The balance of the notes, with a face value of $208,040 and, accrued interest of $26,008 are now callable. The attached 69,346 warrants have expired. The Company has entered into a one year funding agreement that would provide the required capital, should this portion of the debt be called. The terms of this agreement is substantially the same as that of the original notes. One of the parties to this agreement is a director and officer of the Company.

7

				GENOIL INC.
		Notes to Interim Consolidated Financial Statements
		Three and nine months ended September 30
				(Unaudited)

5.	SHARE CAPITAL

	Authorized:
	Unlimited	Common voting shares without par value
	10,000,000	Class "A" Preferred shares, issuable in series
			Number	Amount

	Issued:
		Common shares:

	-	Balance, beginning of period	229,498,423	$ 37,611,555
	-	Exercise of stock options	358,334	79,138
	-	Issued for cash	1,540,000	700,526
	-	Issue expenses	-	(227,990)

			231,396,757	$ 38,163,229

	The Company raised funds through a private placement of 5,130,382 units at US$0.52 in two
	tranches; the first on June 28 and the other on July 10, 2007 (shown above). The second tranche
	consisted of 1,540,000 shares for proceeds of US$800,800. Each unit consisted of one share and
	0.25 warrant. The warrants have a term of three years and a exercise price of US$0.78. The fair
	value of the warrants was calculated at $145,920 using the Black-Scholes model and allocated to
	contributed surplus.

6.	STOCK OPTIONS

			Number	Avg price

	Outstanding, beginning of period		34,765,584	$ 0.47
	Granted		2,200,000	0.52
	Exercised		(358,334)	0.10

	Outstanding, end of period		36,607,250	$ 0.48

			GENOIL INC.
		Notes to Interim Consolidated Financial Statements
		Three and nine months ended September 30
			(Unaudited)

7.	WARRANTS
		Number	Avg price

	Balance, beginning of period	6,406,836	$ 0.86
	Granted	619,692	0.68

		7,026,528	$ 0.85

On April 6, 2007 the term of 253,595 of the 322,941 warrants that were to expire on that day, were extended by 6 months. The fair value of the extension was calculated at $17,752 and allocated to interest paid. On October 6, 2007, the term on these warrants was again extended by 6 months and the fair value of the extension calculated at $7,456 will be expenses to interest paid.

The outstanding warrants expire as follows:

Exercise Price			Awards Outstanding

			Weighted Average
			Remaining	Weighted Average
Low	High	Quantity	Contractual Life	Exercise Price

$0.50	$0.99	5,810,726	2.02	$0.80
$1.00	$1.49	1,215,802	1.00	$1.10

		7,026,528	1.85	$0.85

	See note 5 for warrants issued in connection with a private placement of shares.

8.	CONTRIBUTED SURPLUS

		2007	2006

	Balance, beginning of period	$ 14,596,100	$ 9,075,415
	Options granted	468,433	3,554,776
	Options exercised	(43,304)	(1,437,820)
	Warrants granted	222,077	686,795
	Warrants exercised	-	(209,754)

	Balance, end of period	$ 15,243,306	$ 11,669,412

9.	SUBSEQUENT EVENTS

On November 13, 2007, the Company agreed to convert the long term convertible notes held by a major investor into convertible preference shares. According to the agreement, convertible notes with a face value of $4,902,800 will be converted into 2,785,681 Class A preferred shares. Each preferred share will be convertible into four common shares at $1.76. This transaction is subject to TSX approval.

9

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three and nine months ended September 30

(Unaudited)

10.	COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current period's presentation.